STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF DIGITAL MEDIA SOLUTIONS, INC. Digital Media Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify: FIRST: That the Board of Directors of the Corporation duly adopted a resolution by the unanimous written consent of its members proposing and declaring fair, reasonable and advisable and in the best interest of the Company and its stockholders the following amendment to the Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) and recommending that the stockholders of the Corporation consider and approve the resolution. The resolution setting forth the proposed amendment is as follows: RESOLVED, that the Certificate of Incorporation be amended by deleting the text of the first paragraph of Article FOURTH thereof and substituting the following two paragraphs therefor. “Effective as of August 28, 2023 at 4:00 pm ET and upon the filing of the Certificate of Amendment to Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the “Effective Date”), the shares of (i) Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and (ii) Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), of the Corporation issued and outstanding immediately prior to the Effective Date (the “Old Shares”) shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into shares of Class A Common Stock or Class B Common Stock, respectively, at an exchange ratio of 15-to-1, which definitive ratio shall be determined by the Corporation’s Board of Directors in its sole discretion (the “Reverse Stock Split”). No fractional shares shall be issued as a result of the Reverse Stock Split and, in lieu thereof, any and all fractional shares resulting from this corporate action shall be rounded up to the next highest whole number. The shares of Common Stock issued in connection with the Reverse Stock Split shall have the same rights, preferences and privileges as the Old Shares. Immediately after the effectiveness of the Reverse Stock Split, the total number of shares of all classes of stock which the Corporation shall have authority to issue is 155,000,000 shares, 700,000,000, consisting of (i) 500,000,000 shares of Class A Common Stock, (ii) 60,000,000 shares of Class B Common Stock, (iii) 40,000,000 shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), and (iv) 100,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share, including 80,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) and 60,000 shares of the Series B Preferred Stock (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Preferred Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or, in the case of Class A Common Stock, necessary for issuance upon conversion of outstanding shares of Class B Common Stock or Class C Common Stock or upon exchange of DMSH Common Units (as defined below) and corresponding shares of Class B Common Stock) by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) (a “Preferred Stock Designation”). Upon the effectiveness of the Domestication and this Certificate of Incorporation, each Class A ordinary share, par value $0.0001 per share, of Leo Cayman and each Class B ordinary share, par value $0.0001 per share, of Leo Cayman that are outstanding immediately prior to the effectiveness of the Domestication and this Certificate of Incorporation will, for all purposes, be deemed to be one issued and outstanding, fully paid and non-assessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof.”

SECOND: That in lieu of a meeting and vote of all of the stockholders, the stockholders holding shares representing no less than the majority of voting power with respect to the matters to be acted upon (inclusive of holders of outstanding shares of Common Stock entitled to vote, or outstanding shares of Preferred Stock entitled to vote on an as converted basis or otherwise, voting together as a single class) have given consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware. THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 28th day of August, 2023. By: /s/ Joseph Marinucci Name: Joseph Marinucci Title: President, Chief Executive Officer and Director